Exhibit 21

Subsidiaries of The Valspar Corporation

The following are subsidiaries of The Valspar Corporation. Where the name of the subsidiary includes the “Valspar” name, that subsidiary does business under the Valspar corporate name:

State of Incorporation
Engineered Polymer Solutions, Inc.	Delaware
Plasti-Kote Co., Inc.	Ohio
Valspar Coatings Finance Corporation	Minnesota
Valspar Finance Corporation	Minnesota
Valspar Inc.	Canada
Valspar Refinish, Inc.	Mississippi
Valspar Sourcing, Inc.	Minnesota
The Valspar Corporation Limitada	Brazil
The Valspar (Australia) Corporation Pty Limited	Australia
The Valspar (Nantes) Corporation, S.A.S	France
The Valspar (France) Corporation, S.A.S	France
Valspar Industries GmbH	Germany
The Valspar (Germany) GmbH	Germany
The Valspar (H.K.) Corporation Limited	Hong Kong
Valspar Mexicana, S.A. de C.V	Mexico
Valspar Rock Co., Ltd.	Japan
The Valspar (Singapore) Corporation Pte Ltd	Singapore
The Valspar (South Africa) Corporation (Pty) Ltd.	South Africa
The Valspar (UK) Corporation, Limited	United Kingdom
The Valspar (Vernicolor) Corporation AG	Switzerland
Valspar Industries (Malaysia) Sdn Bhd	Malaysia
Dongguan Lilly Paint Industries Limited	PRC
Lilly Industries (Shanghai) Limited	PRC
Lilly Industries (Far East) Limited	Taiwan, ROC

Subsidiaries not listed would not, if considered in the aggregate as a single subsidiary, constitute a significant subsidiary.